CSAMT Geophysical Survey Improves Drill Targeting

November 2, 2007: Gryphon Gold (GGN:TSX/GYPH:OTC.BB) is very encouraged by a recently completed Controlled Source Audio-Frequency Magnetotelluric (CSAMT) survey that shows significant potential for locating additional gold deposits on the Borealis property. During the past 18 months Gryphon Gold has utilized airborne magnetic/electromagnetic and induced polarization/resistivity surveys to identify drill targets beneath the pediment gravels. This has been very successful as follow up drilling has delineated two very large, (over 8 square km) and very thick, (up to 1,450 feet) horizons of the same favorable anomalous gold-bearing mineralization that hosts the known Graben gold deposit (0.88 million measured, indicated and inferred ounces1). The challenge has been to locate the structurally highly disrupted zones within these large favorable horizons which are known to contain the higher grade gold mineralization in the Graben gold resource. To that end Gryphon Gold has, during the past six weeks, completed a CSAMT geophysical survey over the known Graben gold deposit. In summary the results indicate that:

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Within the Graben deposit there is a high correlation between the CSAMT resistivity anomalies and the zones of intense hydrothermal alteration (as identified by the previous drill intercepts in the Graben deposit), and

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These intense hydro-thermal alteration zones have shown a high correlation to the higher grade gold drill intercepts (as illustrated in the graphic below - see www.gryphongold.com for more a complete presentation)

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The survey also indicates previously undetected anomalies within and adjacent to the Graben gold deposit where no drilling has taken place to date. Based on these favorable CSAMT results it appears that the areas of the most intense hydrothermal alteration, known from drilling to be associated with higher grade gold mineralization, are detectable as CSAMT anomalies.

A broader CSAMT survey covering a much larger portion of the Borealis property, including the western and central pediments has been commissioned. This additional methodology should result in the identification of new areas of potentially higher grade gold mineralization within the previously identified favorable horizons, both oxide and sulphide, and more effective selection of drill targets for our 2008 exploration program...

In addition, to the CSAMT work Gryphon has initiated additional metallurgical tests on samples recently extracted from the Graben gold deposit. The metallurgical testing will be used for the completion of a new CIM NI 43-101 resource report. Completion of the resource report has been deferred to the first quarter of 2008 in order to include the additional work of:

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logging of all historic drill holes,

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adding the new metallurgical testing

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including the latest Graben drill results from the current drilling campaign

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remodeling of the resource calculations needed to incorporate all this additional data, and the

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availability technical personnel to complete the work

Assay results for holes drilled since last reporting (Aug 23, 2007 - Gryphon reports 174 meter (570 ft.) gold mineralized zone) are expected to be ready for release next week.

1 CIM complaint 534,000 Measured and Indicated and 351,000 inferred

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million2 (measured and indicated) and 0.6 million (inferred) ounce Borealis deposits, are located in the Walker Lane gold belt of western Nevada. Nevada Eagle, a wholly owned subsidiary, has an additional 54 highly prospective gold properties located in some of the most desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical (The historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not been prepared in accordance with CIM NI 43 101 standards and thus their reliability has not been verified) ounces of gold. Gryphon continues to assess various opportunities to expand its gold resources in Nevada. The Company has 57.2 million shares outstanding with a cash balance of approximately US $3.1 million as at November 1, 2007. All cash is deposited in bank savings accounts, and the Company has no joint ventures with majors that potentially create derivative or hedge risk.

ON BEHALF OF THE BOARD OF DIRECTORS, TONY KER, CEO, GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry oth of Roth Investor Relations, Inc. at 732-792-2200 or Renmark Financial Communication, Neil G. Murray-Lyon at (514) 939-3989. R

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the accuracy of CSAMT surveys, timing of 43-101 reports and assays results, resource estimates, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.

2CIM-compliant 0.5 million Measured, 0.7 million Indicated and 0.6 million Inferred ounces of gold resource